                                                                 EXHIBIT 10.29


                               NBA/TBS AGREEMENT
                               -----------------

         AGREEMENT, made this 22nd day of September, 1993, by and between the NATIONAL BASKETBALL ASSOCIATION, as agent for its member teams ("NBA"), 645 Fifth Avenue, New York, New York 10022, and TURNER BROADCASTING SYSTEM, INC. ("TBS"), SUPERSTATION, INC. ("Superstation Inc.") and TURNER NETWORK TELEVISION, INC. ("Turner Inc."), each of which is located at One CNN Center, Atlanta, Georgia 30303.

         TBS owns all of the issued and outstanding capital stock of Superstation Inc. and Turner Inc. and owns or controls certain other programming networks carried by cable television systems and other non-broadcast television systems. Superstation Inc. is the holder of the Federal Communications Commission license for WTBS, Channel 17, Atlanta, Georgia, a commercial over-the-air television station whose signal is distributed by common carrier or resale common carrier via satellite (or by other similar means of distribution) to cable television systems or to other nonbroadcast television distribution systems (e.g., DBS, MDS, SMATV) ("WTBS"). Turner Inc. owns the cable programming network known as Turner Network Television ("TNT"), which is typically carried by cable television systems on their basic or expanded basic tier of service.

         Superstation Inc. and Turner Inc. (together, the "Telecasters" and each a "Telecaster") wish to acquire the exclusive national cable network television rights to games between the member teams of the NBA for telecast on WTBS and TNT, respectively. To induce the NBA to grant those rights to Superstation Inc. and Turner Inc., TBS wishes to cause those entities and certain of its other affiliated programming networks to perform other obligations relating to those rights.





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         Accordingly, the parties have agreed as follows:

         I.      RIGHTS
                 ------

                 A.1. Subject to Paragraphs I.B. and C. below, NBA hereby grants to the Telecasters, for telecasting on WTBS and TNT, exclusive national cable network television rights, during the Term (as defined in Paragraph II. below), to NBA exhibition, regular season and playoff games, in accordance with the terms and conditions more specifically set forth herein, within the United States and those territories, commonwealths and possessions of the United States located within the "satellite footprint" regularly used by the Telecasters to cover the contiguous United States (the "Broadcast Area"). For purposes of this Agreement, the term "cable network" shall include (i) any national basic, expanded basic or premium cable television service (e.g., USA Network, ESPN and HBO), (ii) any commercial over-the-air television station licensed to broadcast an NBA game in a team's local broadcast area (which is defined as the area of the team's home state and the area consisting of one hundred fifty (150) miles from the corporate or unincorporated limits of the city of operation (or other governmental entity) of the team whose signal is distributed by common carrier or resale common carrier via satellite (or by other similar means of distribution) to more than five (5) million television households outside of such team's Territory (which is defined as the area within seventy-five (75) air miles of the corporate or unincorporated limits of the city of operation (or other governmental entity) of the team, as reported by A C. Nielsen Co., and (iii) without limitation, those television services and over-the-air stations listed on Exhibit A hereto.

                   2. The NBA games that the Telecasters shall be licensed to telecast are referred to herein as "Games" and shall be either cablecast on TNT or broadcast over-the-air on WTBS in accordance with the terms of this Agreement. Subject to Paragraph IV.D. below, each





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Game telecast on either TNT or WTBS during the Term shall be telecast live and in its entirety and shall include a pre-Game segment, a half-time segment, and a post-Game segment, as more specifically described below. The Games telecast by the TNT and by WTBS shall be distributed as part of the complete and entire programming schedule of each such respective cable network for reception by any type of viewer or subscriber who regularly subscribes to such cable network(s) through a cable system or other non-broadcast television distribution system without any additional payment or other action by a subscriber being required.

                 B. Except as specifically provided in this Agreement, as between the NBA, on the one hand, and the Telecasters and TBS, on the other hand, the NBA retains, without limitation, all rights to broadcast, telecast, transmit or otherwise distribute or commercially exploit all NBA games, including Games, and non-game NBA programming, by any and all forms of television, radio, reproduction and other technologies and all other forms of commercial distribution and exploitation, whether presently existing or not and whether now known or hereafter developed; provided, however, that except as specifically provided in this Paragraph I., the NBA shall not license, and none of the member teams of the NBA shall be permitted to license, the telecast of any NBA game to any national over-the-air network or cable network during the Term.

                 C. Notwithstanding anything to the contrary in this Agreement, in each Season during the Term the NBA retains the right to license up to an aggregate of fifteen (15) regular season games, other than the Games, for telecast on one (1) or more commercial over-the-air television stations(s) licensed to broadcast NBA games in a team's local broadcast area whose signal is distributed by common carrier or resale common carrier via satellite (or by other similar means of distribution) to more than five (5) million television households outside of such team's Territory, as reported by A. C. Nielsen Co. (any such over-the-air station being a "broadcast cable





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network"); provided, however, that (i) the NBA shall not license the telecast of any Game to a broadcast cable network other than WTBS, and (ii) the NBA shall not license, and none of the member teams of the NBA shall be permitted to license, an NBA game for telecast by a broadcast cable network during the same night as the telecast of a Game.

                 D. TBS and the Telecasters acknowledge that the NBA is party to an agreement dated April 27,1993 with NBC Sports, a division of the National Broadcasting Company ("NBC Sports", in which the NBA granted NBC Sports rights to telecast NBA games other than the Games. In the event that NBC Sports advises the NBA that it intends to broadcast an NBA playoff game at the same time that a Telecaster is scheduled to telecast a playoff Game, (i) NBA shall notify the applicable Telecaster as to such decision as soon as reasonably practicable, but in no event less than five (5) business days in advance of such playoff Game, and (ii) the applicable Telecaster shall not telecast such playoff Game during NBC Sports' playoff game broadcast; provided, however, that the NBA represents that NBC Sports shall not broadcast more than twenty-nine (29) playoff games, excluding the NBA Finals, during any Season, unless an additional round is added to the NBA playoffs or an existing playoff round is lengthened.

         II.     TERM
                 ----

                 The term of this Agreement ("Term") shall be four (4) basketball seasons, beginning with the commencement of the 1994-95 NBA season and ending at the conclusion of the 1997-98 NBA season. Each such NBA season shall commence with the first game of the exhibition season played between NBA member teams after the commencement of player training camps (approximately 28 days prior to the start of the NBA regular season) and conclude with the last Game of the NBA Finals (a "Season").





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         III.    FEES; ADVERTISING
                 -----------------

                 A. For all rights granted to the Telecasters hereunder, the Telecasters shall pay to the NBA, in its capacity as agent for its member teams, to be disbursed in such a manner as such member teams shall determine among themselves, the sum of $352,000,000 (the "Base Amount"), together with any additional amount that may be due under Paragraph III.C. below.

                 B.1. The Base Amount shall be paid to the NBA, as agent for its member teams, in four (4) annual fees (each sometimes referred to as an "Annual Fee") in accordance with the following:

                            (i)   for the 1994-95 season: $82,000,000
                           (ii)   for the 1995-96 season: $86,000,000
                          (iii)   for the 1996-97 season: $90,000,000
                           (iv)   for the 1997-98 season: $94,000,000

                   2. Each Annual Fee shall be payable in six (6) equal consecutive monthly installments on the first day of each month, commencing November 1 and ending April 1 of each Season. The Telecasters shall pay each installment by a single wire transfer of immediately available funds to an account designated by the NBA.

                 C. As additional consideration for the rights granted to the Telecasters under this Agreement, the Telecasters shall pay to the NBA, as agent for its member teams, an amount (the "Shared Advertising Revenues"), if any, equal to one-half (1/2) of "Net Advertising Revenues" (as defined in subparagraph III.D.1 below) in excess of the sum of $340,000,000. The amount of Shared Advertising Revenues payable to the NBA, if any, shall be determined and paid as follows:





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                   1.     In the event that the amount of Net Advertising
Revenues (as defined below) as of July 15, 1996 ("Year 2 Net Advertising Revenues") exceed $159,000,000, then the Telecasters shall pay to NBA as Shared Advertising Revenues an amount equal to one-half (1/2) of the amount by which Year 2 Net Advertising Revenues exceed $159,000,000, not later than September 1, 1996 by a single wire transfer of immediately available funds to an account designated by the NBA. Subject to Paragraph III.C.2. below, in the event that Year 2 Net Advertising Revenues equal or are less than $159,000,000, the Telecasters shall not pay to the NBA any Shared Advertising Revenues on or before September 1, 1996.

                   2. In the event that Net Advertising Revenues as of July 15, 1998 are less than $340,000,000, and the Telecasters have paid NBA any Shared Advertising Revenues pursuant to subparagraph 1. above, then NBA shall pay the Telecasters an amount equal to all Shared Advertising Revenues so paid by Telecasters not later than September 1,1998, by a single wire transfer of immediately available funds to an account designated by the Telecasters, the amount to be disbursed between the Telecasters in such manner as they shall determine among themselves. In the event that Net Advertising Revenues as of July 15, 1998 exceed $340,000,000 but the amount of such excess is less than two (2) times the sum of all Shared Advertising Revenues the Telecasters paid to NBA pursuant to subparagraph 1. above, then NBA shall pay the Telecasters, not later than September 1, 1998, by a single wire transfer of immediately available funds to an account designated by the Telecasters, an amount (to be disbursed between the Telecasters in such manner as they shall determine among themselves) that results in the Telecasters receiving one-half (1/2) of Net Advertising Revenues in excess of the sum of $340,000,000. In the event that Net Advertising Revenues as of July 15, 1998 exceed $340,000,000 by an amount in excess





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of two (2) times the sum of all Shared Advertising Revenues the Telecasters
paid to NBA pursuant to subparagraph 1. above, then the Telecasters shall pay NBA, not later than September 1,1998 by wire transfer to an account designated by the NBA, an amount that results in NBA receiving one-half (1/2) of Net Advertising Revenues in excess of the sum of $340,000,000.

D.1.     "Net Advertising Revenues," as used herein, shall mean:

                          (a)     all gross revenues paid or payable to TBS,
either of the Telecasters or any of their respective sales affiliates (without deduction or offset for any advertising agency commissions that may be payable by any of them) with respect to either (i) the sale to advertisers and sponsors of any commercial advertising time, insertions of such time and any enhancements, entitlements and/or billboards in any Game, or (ii) promotional consideration given or received by any of them during the Games (including all replays of Games) telecast by TNT or WTBS, in either case for the period beginning with the "pre-break" immediately following the program preceding each Game (including any pre-Game segment) (the "Pre-pre-break") (or beginning immediately following the Pre-pre-break if, during the Season in which the Pre-pre-break is telecast, the commercial advertising time or promotional consideration given or received with respect to the Pre-pre-break is not sold, given or received as part of Game or NBA-related programming) and ending with the commencement of the program following each Game (including any end-of-program sponsored "tag" (e.g., airlines), including, without limitation, all pre-Game, half-time, post-Game and "bridge" segments (the items described in clauses (i) and (ii) being collectively referred to as "sales inventory");





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                          (b)     plus, with respect to sales inventory not yet
telecast but for which sales orders have been received, all gross revenues that will be paid or payable to TBS, either of the Telecasters or any of their respective sales affiliates upon telecast of that sales inventory (without deduction or offset for any advertising agency commissions that may be payable by any of them) (the sum of subparagraphs III.D.1.(a) and (b) being "Gross Revenues");

                          (c)     less the actual advertising agency
commissions paid by TBS, either of the Telecasters or any of their respective sales affiliates with respect to Gross Revenues (which commissions shall not exceed then-standard industry commissions or 15%, whichever is less).

                   2. Within ten (10) days of the execution of this Agreement, and at monthly intervals thereafter during the Term hereof, the NBA shall cause representatives of NBA Properties, Inc. (or one of its subsidiaries) (hereinafter "NBAP") to meet and confer with representatives of TBS and the Telecasters to plan and coordinate their sales activities with respect to NBA telecasts so as to develop a joint sales strategy for each Season that reduces conflicts among sponsors, maximizes the revenues and other mutual benefits to be derived by the parties from sponsor relationships, and augments each other's sales activities with respect to sponsors or potential sponsors for telecasts of the Games. During such meetings, NBAP, TBS and the Telecasters shall use their best efforts to:

                          (a)     advise each other of potential sponsors for
the Games, including sponsors for the pre-Game, post-Game and half-time segments; and





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                          (b)     jointly consider issues relating to the sale
of advertising time or sponsorship packages with respect to the Games, including but not limited to, (i) the provision of ratings guarantees, (ii) the provision of enhancements, billboards, entitlements, and make-goods, (iii) the use of "bonus" commercials, (iv) the granting of sponsor category exclusivities, (v) the use of advertising inventory with respect to overtime periods in any Game(s), (vi) the creation of rate cards for use in the sale of advertising time in the Games, (vii) procedures to be used for the sale of remaining unsold inventory in a Game as the date of such Game approaches, and
(viii) the manner in which TBS, the Telecasters or any of their respective affiliates packages NBA advertising inventory with advertising inventory from programming not relating to the NBA.

                   3. TBS and the Telecasters shall furnish NBA during the Term hereof with complete and accurate copies of the following documents as soon as commercially feasible, but in no event later than three (3) business days after any such document has been created or received by TBS, the Telecaster or any of their respective sales affiliates:

                          (a)     any "advance inventory status report," "sales
to date status report," "pre-log" and "post-log" for each Game, sponsorship or advertising agreement, and/or sales order relating to the sale or placement of advertising time in any Game;

                          (b)     any agreement that provides for sponsorship
in any Game and sponsorship in any other programming not relating to the NBA, including, but not limited to, programming on all cable networks and private networks affiliated with TBS (e.g., TNT, WTBS, Cable News Network, Cartoon Network, Airport Channel) (a "package agreement"); provided, however, that the copy of any such package agreement provided to the NBA may be redacted to eliminate any contractual terms and conditions that are





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not necessary for the NBA to determine the allocation of revenues or other consideration under such package agreement allocable to the Games and to any other programming not relating to the NBA that is packaged with advertising time in any Games; and

                          (c)     any memoranda, status report, correspondence
or other document created or received by TBS, the Telecasters or any of their respective sales affiliates relating to the sale or placement of advertising time in any Game, including any document necessary for the NBA to determine the average unit prices and actual selling prices of advertising time and the identity of advertisers within any program on TBS, either of the Telecasters or any of their respective sales affiliates that is packaged with advertising time in any Game.


                 4.       (a)     TBS and each of the Telecasters shall in good
faith act and use its best efforts so as to maximize Net Advertising Revenues during, and with respect to, the Seasons. Neither TBS nor either of the Telecasters shall take any action, the intent or the effect of which would be to diminish Net Advertising Revenues or to benefit, at the expense of Net Advertising Revenues, their other programs or operations or a third party. TBS and each of the Telecasters shall endeavor, on a good faith basis, to conduct its operations relating to the Games, including the sale of advertising time therein, in a manner that would mutually benefit TBS and the Telecasters, on the one hand, and NBA, on the other hand. TBS and each of the Telecasters also shall sell all advertising time within the Games, including advertising time in any pre-Game segment, half-time segment, and post-Game segment, on an arm's-length basis. In selling advertising time, TBS and the Telecasters shall use a sales staff, in number and experience, at least equal to the staff used by TBS and the Telecasters with respect to the sale of advertising time





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in other major sports (e.g., National Football League games, Atlanta Braves games and Goodwill Games).

                          (b)     No advertising time in the Games shall be
given to sponsors free of charge, bartered or traded for or used for a commercial or public service announcement for any sports league, team or athletic organization; provided, however, that (i) "make-good" spots may be granted in accordance with Paragraph III.D.6 below, and (ii) "tune-in" promotional announcements for non-NBA sports leagues, teams or athletic organizations may be included in a Game telecast so long as any telecast that is the subject of the "tune-in" promotional announcement is not scheduled to air during the time period that a Game telecast is scheduled to air. Any "tune-in" promotional announcement in the Games for any non-NBA program may not use or be accompanied by the name or logo of a corporate sponsor, except that if the name of a corporate sponsor is part of the official name of the non-NBA program (e.g., "Blockbuster Bowl"), such corporate sponsor's name, but not logo, may be used in such "tune-in" promotional announcement.

                 5.       (a)     Subject to the provisions of this Paragraph
III.D, advertising time during the telecasts of the Games, including advertising time in any pre-Game segment, half-time segment, and post-Game segment, shall be sold by TBS and the Telecasters.


                          (b)     TBS and the Telecasters shall not undertake,
implement or agree to grant any sponsor any advertising category exclusivity with respect to the Games without obtaining the prior written consent of the NBA (such consent not to be unreasonably withheld).





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                          (c)     TBS and the Telecasters shall not include any
sponsored segments, enhancements or entitlements, altered screens (e.g., "shrunken screens", awards, vignettes, promotions or sponsor tie-ins with NBA trademarks and service marks during the telecast of any Game or in the promotion either of any Game or of the telecast of Games on TNT or WTBS, without the prior written approval of the NBA (which approval shall not be unreasonably withheld), except that NBA shall have the right, in its sole discretion, to withhold its consent on seasonal or annual League-wide awards during the telecast of any Game.

                          (d)     TBS and the Telecasters shall not enter into
any package agreement that results in an allocation of revenues under such package agreement in which: (i) any sponsor's commercial unit(s) within a Game is valued at an amount less than the average commercial unit price for such category for such Game; (ii) any sponsor's commercial unit(s) within a Game is valued at an amount less than the average commercial unit price for such Game; and/or (iii) any sponsor's commercial unit(s) within any other program is valued at an amount greater than the average commercial unit price for such program.

                 6.       (a)     In the event of either (i) the non-delivery
of any commercial spot in a Game for any reason ("non-delivery"), or (ii) the underdelivery to any sponsor of gross ratings points in the Games, based on ratings guarantees provided in writing to such sponsor ("underdelivery" by TBS or the Telecasters, then TBS or the applicable Telecaster(s) shall notify NBA as soon as is reasonably possible and such non-delivery or underdelivery shall be "made good" as follows:

                          (1)     In the event that the applicable
                                  Telecaster(s) and NBA jointly agree:





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                          (i)     any such non-delivery shall be made good by
the applicable Telecaster(s) in the same Game, if possible, or in the same type of Game (i.e., regular season Game or playoff Game) in the same Season in which the non-delivery occurred; and/or

                          (ii)    any such underdelivery shall be made good by
the applicable Telecaster(s) in the same type of Game (i.e., regular season Game or playoff Game) in the same Season in which the underdelivery occurred.


                 (2) If such joint agreement is not reached, or if no unsold commercial inventory is available in which to place a make good commercial spot in the same Game or in the same type of Game (i.e., a regular season or playoff Game) in the same Season, the applicable Telecaster(s) and NBA shall jointly determine, subject to the affected sponsor's approval, where required, whether such non-delivery or underdelivery shall be made good by the applicable Telecaster(s) in a regular season Game in the immediately next Season, a playoff Game, or in other TBS programming with viewing audience demographics similar to the Games. The applicable Telecaster(s) shall not preempt paid commercial time in any Game, preempt any announcements promoting its telecast of the Games, or, except as provided in Paragraph III.D.6(b) below, forego selling commercial time to place such make good spots in any Game, unless NBA specifically approves such preemption or forbearance in advance.

                          (b)     In the event that there is unsold commercial
time in a Game telecast from the commencement of any Season through January 15 of such Season, and TBS is obligated to run or make good sponsor commercial spot(s) from the telecast of a National Football League ("NFL") game played during the then current NFL season, TBS, the





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applicable Telecaster(s) and NBA shall jointly determine, subject to the affected sponsor's approval, where required, whether to place a make good spot for such sponsor in the unsold commercial time within such Game. The applicable Telecaster(s) shall in no event (i) place more than six (6) make-good spots within any such Game, or (ii) preempt paid commercial time in any such Game, or preempt any announcements promoting its telecast of the Games, to place such sponsor's make good spots in any Game. In the event that TBS, the applicable Telecaster(s) and NBA determine, in accordance with this subparagraph, to run or make good within a Game a sponsor's commercial spot from an NFL game telecast, then there shall be added to Net Advertising Revenues, for each such spot run or made good in such Game, an amount equal to one-half (I/2) of the average commercial unit price for such Game (unless NBA specifically approves a lower commercial unit price). Notwithstanding anything to the contrary in this subparagraph, if the NBA does not agree to allow the applicable Telecaster(s) to run or make good within a Game a sponsor's commercial spot from an NFL game telecast in accordance with this subparagraph, the NBA, subject to the reasonable approval of the applicable Telecaster(s) (which may be withheld only for reasons consistent with such Telecaster(s)' obligations under this Agreement), shall purchase the unsold commercial time in the Game in which any such make good spot was to run at a price equal to the average of the three (3) lowest priced commercial units which have been sold in the Game, and the amount paid by the NBA shall be added to Net Advertising Revenues.

         IV.     SCHEDULE AND FORMAT
                 -------------------
                 During each Season, TBS and the Telecasters: (i) shall cause TNT or WTBS (as the case may be) to telecast those Games that it is to telecast under this Paragraph





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IV, and shall not authorize any other party to televise any such game by any means of broadcast or non-broadcast television; and (ii) shall not televise, or authorize any other party to televise, and shall cause their respective subsidiaries and affiliates not to televise or authorize any other party to televise, any NBA game, other than the Games, by any means of broadcast or non-broadcast television. Notwithstanding the preceding sentence, TBS shall be permitted, subject to NBA rules and regulations, to (i) license any over-the-air station in Atlanta, Georgia (other than WTBS) to broadcast in the Atlanta Hawks' local broadcast area, NBA games played by the Atlanta Hawks and
(ii) authorize SportsSouth (or another other local cablecaster) to cablecast in the Atlanta Hawks' Territory NBA games played by the Atlanta Hawks.

                 A. During each Season, TBS and the Telecasters shall cause the telecast of Games on TNT or WTBS (as the case may be) in accordance with the following:

                   1. The annual Hall of Fame pre-Season exhibition game shall be telecast on TNT, unless such game is not played or is not made available by the NBA for telecast, in which case TNT shall telecast at least one (1) other pre-Season exhibition game to be determined by NBA (e.g. exhibition game in London). The NBA shall use commercially reasonable efforts to provide attractive team "match-ups" with respect to the exhibition games to be telecast by TNT in accordance with the preceding sentence. Upon the mutual agreement of the applicable Telecaster(s), and NBA, TNT and/or WTBS shall be permitted to telecast additional pre-Season exhibition games. All advertising revenues attributable to the telecast of any pre-Season exhibition Game shall be included in Net Advertising Revenues.





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                   2.     (a)     Forty-five (45) regular season Games
(including, for each Season, at least one (1) Season opening game played outside the United States, provided that such a game is played and made available for telecast by the NBA) shall be telecast on TNT on Tuesday and Friday nights and, on occasion, with the NBA's prior reasonable approval, other nights of the week; provided, however, that in no event shall TNT be permitted to telecast a regular season Game on any Sunday when NBC Sports telecasts either an NBA doubleheader or an NBA game in prime time. Regular season Games may be telecast on TNT as part of doubleheaders.


                          (b)     Twenty-five (25) regular season Games shall
be telecast on WTBS on each Thursday night of the regular season, unless the NBA decides, in its own discretion, not to telecast a Game on Thanksgiving Day, Christmas Eve, Christmas Day, New Year's Eve or New Year's Day (collectively, "Holidays"). In the event the NBA decides not to telecast a game in accordance with the preceding sentence, or NBC Sports wishes to televise a Game on any such Holiday, NBA and Superstation Inc. shall jointly schedule the telecast of a Game on WTBS on an alternate date. Regular season Games may be telecast on WTBS as part of doubleheaders.

                 3.       (a)     Unless impracticable due to WTBS programming
commitments entered into prior to the January 1 of a Season, any Playoff game during that Season that is not scheduled for telecast on NBC Sports shall be telecast on TNT or WTBS, and the NBA and the Telecasters jointly shall determine, in accordance with this Paragraph IV.A.3, which Telecaster will telecast the game. The Telecasters shall use their best efforts to avoid entering into programming commitments that may make it impracticable for TNT or WTBS to telecast a Playoff Game.





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                          (b)     During each night of the first two rounds of
the Playoffs (i.e., through and including the Conference Semifinals), TNT shall make available sufficient time in its programming schedule, beginning at 7:00, 7:30 or 8:00 P.M. Current New York Time ("CNYT"), as the NBA may determine, in which to telecast a Playoff doubleheader.


                          (c)     Subject to Paragraph IV.A.3(a) and Paragraph
I.D. above, TNT shall schedule for telecast:


                                  (i)      as many Playoff Games of the first
two rounds of the Playoffs as are available during the time periods described in Paragraph IV.A.3(b) above in accordance with the Playoff schedule attached hereto as Exhibit B; and


                                  (ii)     all Playoff Games of the Conference
Finals in accordance with the Playoff schedule attached hereto as Exhibit B.


                          (d)     Subject to Paragraphs IV.A.3(a)-(c) above,
WTBS shall telecast any scheduled Playoff Game that is not telecast on TNT because another Playoff Game is scheduled to air on TNT during any portion of such Playoff Game. Playoff Games to be telecast by WTBS shall be telecast in accordance with the Playoff schedule attached hereto as Exhibit B.


                 B.1. Unless mutually agreed to by the applicable Telecaster(s) and NBA: (i) each Game telecast (other than the second game of a doubleheader) shall be scheduled to start at 8:00 P.M. CNYT; and (ii) each Game telecast that is a second game of a doubleheader shall be scheduled to start at 10:30 P.M. CNYT. Notwithstanding the preceding sentence, in the event NBC Sports televises a Playoff triple-header on the same day as a Game telecast, such Game shall not be scheduled to start prior to 9:00 p.m. CNYT, unless mutually agreed to by the NBA and the applicable Telecaster(s).


                   2. The NBA will use its best efforts to cause the home team for each Game to adjust the starting time of such Game to accommodate the reasonable scheduling requirements of TNT and WTBS and to comply with the NBA's uniform game format. In connection with the preceding sentence, it is understood that such scheduling requirements call for tip-off times ten (10) minutes or forty (40) minutes after the hour.


                   3. Not more than one (1) time each Season, if requested by the Telecasters, each NBA team in the Pacific and Mountain time zones shall be required to schedule a Game on either TNT or WTBS (but not both) to start at 8:00 P.M. CNYT.


                 C.1. Subject to scheduling considerations beyond the control of the NBA, on or before August 1 prior to each Season, the NBA will provide the Telecasters with a final and complete schedule of the regular season games to be played during the upcoming Season. The Telecasters shall then, during the two-week period following receipt of such schedule from the NBA, select the regular season Games to be telecast on TNT and WTBS, subject to Paragraph IV.A.2. above, Paragraph IV.C.2. below and the approval of the NBA. Notwithstanding the scheduling procedure set forth in this subparagraph, but subject to Paragraph IV.A.2 above, Paragraph IV.C.2 below and the prior approval of the NBA (which approval shall not be unreasonably withheld), the Telecasters may, in the course of an NBA Season, substitute Games.

                   2. Each NBA team must be scheduled each Season to appear in at least one (1) regular season Game telecast by either TNT or WTBS. No team may participate in more than thirteen (13) regular season Games telecast by TNT and/or WTBS during any Season. The number of "home" and "away" Games scheduled for each NBA team during any Season shall be at the discretion of the NBA, although no more than one-half (1/2) (not to exceed six (6)) of the Games involving a team may be "home" games for such team. Notwithstanding the foregoing, if the ratings of the regular season Games telecast on WTBS and TNT during a Season (as reported by the A. C. Nielsen Co. with respect to cable television households in the United States that receive WTBS or TNT, as the case may be) average less than 1.7, the maximum number of regular season Games that a team may participate in during the immediately following Season shall be fourteen (14).

                 D.1. Each regular season or Playoff Game telecast by TNT or by TBS that is scheduled to start at 8:00 P.M. CNYT may be re-telecast one
(1) time in its entirety by the same Telecaster that telecast such Game live (i.e., on TNT or WTBS), provided that such re-telecast begins at the later of
(i) the completion of the live telecast of an NBA doubleheader (and any NBA-related programming telecast following such doubleheader) telecast by either of the Telecasters the same night such Game is played, or (ii) 1:00 A.M. CNYT (a "Replay"). AlI advertising revenues attributable to any Replay shall be included in Net Advertising Revenues.

                   2. Subject to Paragraph IV.D.1 above, the Telecasters shall telecast the Games hereunder on a live basis, and in their entirety; provided, however, that if a Playoff doubleheader is telecast on WTBS and the starting times of the two Games selected do not permit telecast of both on a live basis, then, upon the mutual agreement of Superstation Inc. and NBA, the later-starting Game may be taped for telecast as the second Game of the doubleheader immediately following the live telecast of the first (earlier-starting) Game.

                 E.1. Turner Inc. shall use commercially reasonable efforts to produce and telecast on TNT, at its expense, on days that TNT telecasts one
(1) or more Playoff Games and WTBS does not telecast any overlapping Playoff Games, a pre-Game show ("Pre-Game Show") of thirty (30) minutes in length, featuring NBA statistics, highlights and personalities, immediately preceding the first Game telecast on such day, including no more than five (5) national commercial or promotional minutes and no more than one (1) local cable operator commercial or promotional minute. All advertising revenues attributable to any such Pre-Game Show, less the reasonable, actual, direct, out-of-pocket production costs incurred by Turner Inc. solely for such Pre-Game Show, shall be included in Net Advertising Revenues.

                   2. Provided that Game starting times are in accordance with Paragraph IV.B.1. above, each of the Telecasters shall produce and telecast, at its expense, a pre-Game segment of approximately ten (10) minutes in length featuring NBA standings, statistics, highlights and personalities. Such pre-Game segment shall be telecast immediately prior to each Game telecast on TNT and WTBS as part of the Game telecast, except that no pre-Game segment shall be telecast prior to the second Game of a doubleheader which has begun before the completion of the first Game of the doubleheader. All advertising revenues attributable to any such pre-Game segment shall be included in Net Advertising Revenues.

                 F. Subject to the program schedule of TNT and WTBS (as the case may be), each Telecaster shall produce and telecast, at its expense, a post-Game or "bridge" segment following each Game ("post-Game segment") telecast on TNT and/or WTBS, featuring an interview of a player who participated in the Game just telecast (provided such player is available on reasonable terms), and a report of scores and highlights of other NBA games played that day. Each such post-Game or bridge segment shall contain no more than one-half (1/2) of a national commercial or promotional minute within each two and one-half (2-1/2) minutes of program time. All advertising revenues attributable to any such post-Game or "bridge" segment shall be included in Net Advertising Revenues.

                 G. The commercial format of the segment telecast during the half-time intermission of each Game ("half-time segment") shall be determined jointly by the applicable Telecaster and the NBA. Substantially all of the programming content during any "half-time-segment" shall be devoted to NBA-related topics.

                 H. NBA shall use commercially reasonable efforts to provide the Telecasters with access to officials, players, coaches and other appropriate personnel for the purpose of providing the Telecasters with material for use in connection with the Telecasters' promotional efforts relating to the Games, and with conducting interviews during pre-Game, half-time and post-Game segments.

                 I. The Telecasters shall use a commercial format for the telecast of each Game (inclusive of pre-Game, half-time, and post-Game segments) in accordance with Paragraphs IV. E2., F. and G. above and Paragraphs IV.J. and K below and the following:

                          1.      The commercial format for each regular season
Game on TNT shall contain twenty-five (25) national commercial or promotional minutes (or twenty-three (23) such minutes, in the event that the Pre-pre-break sales inventory is not included in Net

Advertising Revenues for such Season), five (5) local cable operator commercial or promotional minutes and five (5) 5-second "inverted" promotional announcements in accordance with the commercial formats attached as Exhibit C hereto.

                          2.      The commercial format for each regular season
game on WTBS shall contain thirty (30) national commercial or promotional minutes and five (5) 5-Second "inverted" promotional announcements in accordance with the commercial format attached as Exhibit D hereto.

                          3.      The commercial format for each Playoff Game
on TNT shall contain twenty-eight (28) national commercial or promotional minutes (or twenty-six (26) such minutes, in the event that the Pre-pre-break sales inventory is not included in Net Advertising Revenues for such Season), five (5) local cable operator commercial or promotional minutes and five (5) 5-second "inverted" promotional announcements in accordance with the commercial formats attached as Exhibit E hereto. Notwithstanding the preceding sentence, if during the Term the NBA agrees to increase the number of national commercial or promotional units contained in the commercial format used for the Playoff Games telecast by NBC Sports, the number of national commercial or promotional units contained in the commercial format for the Playoff Games on TNT shall be increased by the same amount.

                          4.      The commercial format for each Playoff Game
on WTBS shall contain thirty-three (33) national commercial or promotional minutes and five (5) 5-second "inverted" promotional announcements in accordance with the commercial formats attached as Exhibit F hereto.

                          5.      In the event of any overtime periods during a
Game on TNT or WTBS, each such period shall include no more than six (6) one-minute commercial breaks, in which all units shall be national commercial or promotional units, including one (1) 30-second unit that shall be made available to the NBA, at no charge, during each overtime period in the second one-minute break for a promotional spot, a public service announcement and/or commercials for the direct sale of NBA-licensed merchandise in accordance with the last two sentences of Paragraph IV.J.1. below. Notwithstanding the preceding sentence, in the event of a second overtime period during a Game on TNT, TNT may include one (1) minute of local cable operator commercial or promotional advertising which shall be included in the commercial or promotional time set forth in the preceding sentence.

                 J.       Notwithstanding anything to the contrary in this
Agreement:


                          1.      The Telecasters shall integrate in each Game
telecast (including half-time segment) two (2) minutes of NBA public service announcements, promotional spots and/or commercials for NBA programming or the direct sale of NBA-licensed merchandise (including, for example, advertisements for NBA "Inside Stuff," NBA home videos, the NBA Encyclopedia, the All-Star
Game Program, and NBA merchandise) to be produced at the expense of, and provided by, the NBA or one of its affiliates. All such announcements, spots, and/or commercials shall be in addition to the minutes of national and local cable operator commercial or promotional advertising referred to in Paragraph IV.I. above. Any NBA public service announcement included in a Game telecast may use or be accompanied by the name or logo of a corporate sponsor of the NBA, provided that any such sponsor does not conflict with an exclusive sponsor of the telecast of the Game. The Telecasters shall not share in any revenues attributable to, and there shall be no fees charged to the NBA in connection with, the commercial or promotional spots referred to in this Paragraph.

                          2.      At least one (1) of the five (5) 5-second
"inverted" promotional announcements included in the commercial format of each Game in accordance with Paragraph IV.I. above shall belong to the NBA to use in its sole and absolute discretion.

                          3.      The Telecasters shall integrate in all Game
telecasts, consistent with TBS program quality standards, audio and video promotional references to the forthcoming schedule of Games on TNT and WTBS and to the NBA standings.

                 K. During the Term, notwithstanding anything to the contrary contained in this Agreement, the NBA shall authorize TBS to distribute on the Airport Channel within the Broadcast Area the Games telecast on TNT and WTBS. In the event that a regular season or Playoff Game on TNT is distributed on the Airport Channel, the NBA shall be permitted to cause NBAP to sell, for telecast on the Airport Channel, commercial announcements for NBA sponsors during six (6) of the 30-second units of commercial or promotional advertising time that would otherwise have been allocated to local cable operators under Paragraph IV.I.1. and 3. above, provided that any such commercial announcements do not conflict with an advertiser that has purchased an exclusive advertising category in the Games. Upon the reasonable request of NBAP, TBS shall cause the insertion of the commercial units described in the preceding sentence into the telecast of the Game on the Airport ChanneL

         V.      MARKETING AND DISTRIBUTION
                 --------------------------
                 A. TBS and the Telecasters will market and telecast the Games hereunder as part of the prime-time sports programming on TNT and WTBS.

                 B. The NBA shall make the timely notification required under Chapter 1 of Title 47 Section 76.67 of the Code of Federal Regulations ("Section 76.67") so that all of the cable systems (and other forms of television distribution) referred to thereunder and subject to Section 76.67 shall be required to delete carriage of all Games on WTBS covered by said Section. TBS and Superstation Inc. shall provide all information within their custody reasonably required by the NBA to comply with Section 76.67. In the event that Section 76.67 is amended or legislation is enacted in such a manner as to eliminate or reduce the carriage deletion presently required thereunder, the Telecasters shall discuss with the NBA in good faith whether such elimination or reduction has adversely affected, or will adversely affect, the NBA's interest under this Agreement and, if so, appropriate measures of compensating the NBA for the elimination or reduction in required carriage deletion.

                 C. The Telecasters shall cause the "blackout" of all Games (other than Replays) telecast on TNT (or on WTBS, in the event that WTBS is a cable network that is not a commercial over-the-air television station) within the area of thirty-five (35) miles from the home team's city of operation. In the event that this "blackout" provision is violated by any cable system(s) (or other form of television system), the Telecasters shall pay NBA the sum of $10,000 for each violation by each such system (such amount payable within thirty (30) days of the violation). In the event of a second violation by any such system, the Telecasters shall prohibit such system from telecasting any additional Games on TNT (or on WTBS, in the event that WTBS is a cable network that is not a commercial over-the-air television station) during the Term of this Agreement. The Telecasters shall take all necessary, lawful steps to ensure absolute compliance with the preceding sentence. It is the intention of the parties that the "blackout" hereunder will cover the same geographic areas required by Section 76.67 with respect to the blackout of Games telecast on WTBS.

                 D.1. In the event that, at any time during the Term, the number of cable television households in the United States that subscribe to TNT (as reported by the A.C. Nielsen Co.) is less than 85% of the total number of cable television households in the United States (as reported by A.C. Nielsen Co.), then the parties hereto shall negotiate in good faith an equitable adjustment, if appropriate, in the revenue-sharing provisions set forth in Paragraph III.C to account for the fact that the number of cable television households that subscribe to TNT is less than 85% of the total number of cable television households in the United States.

                   2. In the event that, during the Term, WTBS becomes a basic, expanded basic, tier or premium cable network that is not a broadcast cable network, the parties shall in good faith confer with respect to an appropriate adjustment to the commercial format set forth in Paragraphs IV.I.2., 4. and 5. above; provided, however, that TBS shall use its best efforts to ensure that the commercial format for a Game on WTBS does not contain more local cable operator commercial or promotional minutes than the format for a Game on TNT.

                   3. In the event that, at any time during the Term, the number of cable television households in the United States to which WTBS is available (as reported by the A.C. Nielsen Co.) is less than 85% of the total number of cable television households in the United States (as reported by A.C. Nielsen Co.), then the parties hereto shall negotiate in good faith an equitable adjustment, if appropriate, in the revenue-sharing provisions set forth in Paragraph III.C to account for the fact that the number of cable television households to which WTBS is available is less than 85% of the total number of cable television households in the United States.

         VI.     PRODUCTION AND TRANSMISSION
                 ---------------------------
                 A. The Telecasters shall be responsible during the Term for all production of the Games (including pre-Game, half-time and post-Game segments), origination, production and transmission of each Game, and shall use state of the art technology and equipment to telecast a major broadcast network quality audiovisual color signal for each Game. The Telecasters shall use their respective best efforts to employ a graphics style that is consistent with respect to Games telecast on both TNT and WTBS.


                   1. The Telecasters shall produce the pre-Game, half-time and post-Game segments of the Games using technology, equipment and resources at least equal in quality (e.g., state-of-the-art opening production pieces), type (e.g., use of studio set and NBA coaches, General Managers and players as guest studio analysts) and quantity (e.g., number of production crew members and number of cameras, tape machines and graphic equipment) to the level of technology, equipment and resources Turner Inc. used to produce such segments on TNT during the 1992-93 NBA Season.


                   2. Without limiting the effect of Paragraph VI A.1. above, with respect to each Game telecast, the Telecasters shall utilize no fewer than six (6) manned cameras (including three (3) floor "mini cameras" and one (1) roaming camera to be used predominantly in front of the announcer table), one (1) "shot clock" and one (1) "game clock" camera, four (4) slow motion, instant replay tape machines, one (1) state-of-the-art Chyron character generator machine or equivalent graphics display system, one (1) telestrator, full effects audio, and one (1) dual channel DVE.

                   3. The Telecasters shall use commercially reasonable efforts to provide "closed-captioning" for each Game telecast on TNT.

                 B.1. Pursuant to the reasonable requirements and specifications of the Telecasters, the NBA represents that each NBA team from whose home arena a Game originates, after consultation with the Telecasters, shall furnish or shall cause the arena to furnish to the Telecasters, at the Telecasters' cost, all necessary facilities (except for such electric power and lighting as may be necessary for the Telecasters' telecast and an acceptable mobile unit parking area, which shall be furnished at no cost to the Telecasters) and security during the Games, including "set up time" and "tear down time" for the installation and operation of any microphones, ground level and other cameras, and related equipment. In addition, upon the reasonable prior request of the Telecasters, each NBA team from whose home arena a Game originates shall furnish or shall cause the arena to furnish to the Telecasters, at no cost to the Telecasters, one (1) "low end-zone" fixed camera location, and/or one (1) "reverse angle" camera location between the baselines on the side of the arena where the player benches are located.

                   2. In the event a Game is telecast by (i) either TNT or WTBS, (ii) a local telecaster licensed by the "home" team (the "Home Team Telecaster"), and/or (iii) a local telecaster licensed by the "visiting" team (the "Visiting Team Telecaster"), then upon the request of the Home Team Telecaster and/or the Visiting Team Telecaster, the applicable Telecaster shall provide, at no cost to either the Home Team Telecaster or the Visiting Team Telecaster, a feed of its primary game ("play-by-play") coverage camera and direct such camera to operate as if "on-line" throughout the Game telecast.

                   3. NBA shall provide the Telecasters with center court "floor" announcer locations at each Game.

                   4. Employees and agents of the Telecasters actually required to telecast the Games shall be admitted to each arena for each Game at the earliest practical time, free of charge, to exercise the rights granted herein and the NBA shall provide the Telecasters with necessary credentials for such purpose.

                   5. The rights granted to the Telecasters hereunder include the right to telecast all events and activities relating to a Game and taking place in and about the site of such Game which are open to the public, and, upon the prior approval of the NBA, such other events and activities which are not open to the public but which, in the opinion of the applicable Telecaster, are relevant to or shall enhance the telecast of the Game
(e.g., post-Game press conferences).
 ---
                 C. Each Season, the Telecasters shall assign, from among their employees, a Game producer, an NBA coordinating producer, and a director and associate director, and shall assign from among their employees and/or will engage, a play-by-play announcer, a color commentator and a studio host for each Game telecast. The Telecasters shall consult with the NBA in advance of making its Game producer, NBA coordinating producer and director selections. The Telecasters' selection of the announcers, color commentators, studio hosts and all other on-air talent to be used during the Games shall be subject to the approval of NBA.

                 D. Subject to the provisions of Paragraph VI.B. above, the Telecasters shall be responsible for all costs and expenses of production, transmission and telecasting of the Games (including, without limitation, all pre-Game, half-time and post-Game segments).

                 E. If all NBA teams are required to "scramble" the backhaul signals of their game telecasts, then, upon request of NBA, the Telecasters, at their sole expense, shall scramble, in a manner mutually agreed upon by the Telecasters and the NBA, the backhaul signals of all Games transmitted by the Telecasters via satellite and shall provide access to such scrambled signals to the NBA, any NBA team requesting access and any NBA designees. The NBA represents that the Telecasters shall be reimbursed for any out-of-pocket expenses they incur in providing the access referred to in the preceding sentence.


         VII.    PROMOTION
                 ---------
                 A. TBS and the Telecasters shall promote the telecast of the Games on WTBS and TNT, at their sole expense, as follows:

                          1.      During any Season, TBS, the Telecasters and
their affiliated networks shall provide NBA with promotional announcements and other promotions at least equal in number and in type to the promotional announcements and other promotions that TBS, the Telecasters and their affiliated networks provides for any other major professional sport (e.g., National Football League) or team (e.g., Atlanta Braves).

                          2.      During any Season in which TBS, the
Telecasters or their affiliated networks telecast any sports event (e.g., a Game, an NFL game, an auto race or the Winter Olympics), they shall use their best efforts to include a reasonable number of promotional announcements relating to the NBA in each telecast of such sports event.

                          3.      During any Season covered by this Agreement,
TBS, the Telecasters and their affiliated networks shall provide NBA with audio/video promotional announcements ("promos") at least equal to the promos they provided to NBA during the 1992-93 Season with respect to (i) the total number of promos placed in all TBS affiliated cable networks and private networks (e.g., TNT, WTBS, CNN, Headline News, Cartoon Network and Airport Channel), (ii) the gross ratings points of the promos, (iii) the type and day part of programming in which the promos are placed, (iv) the content of the promos and (v) the demographic group reached by such promos. Without limiting the effect of the preceding sentence, TBS and NBA shall in good faith confer with each other prior to October 15, 1993 to determine the levels of promotion set forth in the preceding sentence that TBS affiliated networks provided to NBA during the 1992-93 Season.

                          4.      (a)      During each Season, TBS, the
Telecasters and their affiliated networks shall use their best efforts to place a minimum of one (1) promo in the programming of each TBS affiliated cable network during the one-half (1/2) hour preceding the first Game telecast (or Pre-Game Show, whichever is earlier) by each Telecaster on any day of such Season.

                                  (b)      During each Season, TBS, the
Telecasters and their affiliated networks shall place a reasonable number of promos and/or NBA public service announcements in the programming of each TBS affiliated cable network.

                          5.      In the event that during the Term a new TBS
affiliated cable network and/or private network is introduced, TBS shall cause a reasonable number of promos to be placed in the programming of each such TBS affiliated cable network and/or private network.

                 B. TBS shall use its best efforts to cause the Games to be promoted during sports scoreboard segments and sports news programs telecast on CNN and Headline News by identifying, with announcer voice-over and graphics in a reasonable manner, (i) the Games that, have been, are currently being, or will be telecast by the Telecasters, (ii) the Telecaster carrying such Games, and, (iii) with respect to Games that have not yet been played, the starting telecast time of the Games.

                 C. TBS and the Telecasters will promote the Games in and to the media (including, but not limited to, print and radio) in a reasonable manner and in accordance with their normal practice with respect to other major sports events telecast by TBS affiliated networks.

                 D. Prior to each Season, TBS and the Telecasters agree to consult with the NBA as to the nature, type and content of all Game "tune-in" advertisements, promotions, opening and closing animation, and Chyron graphics and other visual effects to be telecast by any of them or by other TBS affiliated networks during such Season.

                 E. Prior to the start of each Season during the Term, TBS and the Telecasters shall use commercially reasonable efforts to distribute, or to cause cable systems to distribute, copies of the NBA schedule to subscribers of TBS affiliated cable networks and private networks.

         VIII.   RIGHT TO INSPECT BOOKS AND RECORDS
                 ----------------------------------
                 NBA shall have the right, not more than five (5) times during the Term hereof (and not more than two (2) times during any calendar year covered by the Term hereof, by itself or by retaining an independent audit firm, upon reasonable notice and during normal business hours, to inspect and audit ("review") the books, records, correspondence, internal memoranda and other documents of TBS and the Telecasters relating to (i) the sale of, billing for, and/or collection regarding the advertising time or package agreements (as defined in Paragraph III.D.3(b) above) with respect to the Games or any Game,
(ii) the calculation of Gross Revenues and Net Advertising Revenues (as defined in Paragraph III.D. above), including, but not limited to, sales, billings, receipts, commissions, and reports from ratings services (e.g., A. C. Nielsen Co. and Arbitron) and (iii) the production costs attributable to the Pre-Game Shows. NBA shall be solely responsible for the cost of any review conducted during the Term. NBA shall also have the right to conduct one (1) additional review during the twenty-four (24) months following the expiration of the Term. The entire cost of any such review shall be borne by NBA. All information obtained during the course of a review which is not publicly available shall be kept confidential and shall not be disclosed to non-NBA personnel other than to the NBA's auditors, accountants and attorneys.

         IX.     TRADEMARK, NAME AND LIKENESS
                 ----------------------------
                 A. Subject to the approval of TBS or the Telecasters (as the case may be), which approval shall not be unreasonably withheld, NBA shall have the night to use the trademarks, logos and service marks of each of the Telecasters in promotional or other advertising material to promote or advertise NBA programming telecast on WTBS and TNT.

                 B. Subject to subparagraphs IX.B.1.-3. below, the Telecasters shall have the right to use (to the extent that the NBA has the right to permit the Telecasters to use) the names, likenesses and biographical material of the NBA, the participants in the Games, including the teams and coaches thereof, the name or title of the Games and the name and logo of the NBA and each of its member teams, but only (i) as news or information, or (ii) in connection with the telecast of the Games and the production, exploitation, advertising and promotion of the Games. No such uses shall be made without the prior reasonable consent of NBA or NBAP, which shall not be unreasonably withheld. Notwithstanding anything to the contray in this Agreement:

                   1. Nothing shall be construed to require the NBA, NBAP or any of the member teams of the NBA to breach any written agreement between any member team and any participant in any game (including any Game), or any written collective bargaining agreement to which the NBA is a party.

                   2. TBS and the Telecasters shall not have the right to license or permit any local cable operator to use the name and/or logo of the NBA and/or its member teams in connection with any sponsor or advertiser (e.g., entitlements, tie-ins and billboards), unless such use has the prior written authorization of the NBA or NBAP, in its, or their, sole and absolute discretion, and TBS and the Telecasters shall use commercially reasonable efforts to prevent any such unauthorized use and to ensure that any local cable operator that uses NBA footage or logos in any way (i) obtains the prior approval of NBA or NBAP before such use and (ii) only uses NBA footage or logos provided to such cable operator by the NBA, NBAP or the Telecasters.

                   3. Unless TBS and the Telecasters have been expressly granted such right in writing by the NBA (the grant to be exercised by the NBA in its sole and absolute discretion), none of them shall have the right to make available, sell, assign or otherwise transfer to any person or entity any rights to (i) any copyrighted telecasts (as defined in Paragraph XIII.A. below), including any derivatives thereof, or (ii) any NBA or team name and/or logo, or any other trademark, tradename or other identifying mark of the NBA or its member teams.

         X.      SIGNAGE
                 -------
                 A. The NBA and each of its member teams shall have the right to place banners, placards, billboards, rotating signs or other means of advertising "Signage") containing commercial messages, trade names, trademarks, or identifying service marks for any product, service or institution which are visible in the area of the basketball court at the site of a Game telecast during the Term, provided that any such Signage that is placed by the NBA (as opposed to any individual member team) is sold on a NBA-wide basis for Games, and provided, further, that any such Signage that is placed by the NBA (as opposed to any individual member team) does not conflict with an advertiser designated by TBS or the Telecasters as an "exclusive" advertiser of Game telecasts by notice given to the NBA not later than August 1 of each year.

                 B. Notwithstanding Paragraph X.A. above:

                   1. Commencing with the first Playoff Game in the 1994-95 Season and continuing through the Term hereof:

                          (a)     NBA shall be responsible for ensuring that
all non-NBA-wide Signage is either obscured or relocated so that it is not visible in the area of the basketball court during the telecast of such Game; provided, however, that the NBA shall not be responsible for controlling, obscuring or replacing "permanent" banners, placards, billboards or other means of advertising at the site of the Games. The NBA will advise the applicable Telecaster reasonably in advance of each Game of what products, services and/or institutions will be advertised on a permanent banner, placard, billboard or other means of advertising.

                          (b)     Subject to the approval of the arena in which
a Game is played, the applicable Telecaster shall be reasonably permitted to display banners in and around the Game arena advertising TBS, the NBA on TBS (or whichever of TNT or WTBS is owned by that

Telecaster) and/or Turner Sports; provided, however, that the applicable Telecaster shall be permitted only to display banners advertising the NBA on TBS (or on TNT or on WTBS, as the case may be) in the area around the court and team benches.

                   2. With respect to any Playoff Game during the Term and any regular season or pre-season Game following the conclusion of the 1994-95 Season, NBA shall permit (and cause its teams to permit) TBS to position a manned hand-held camera in front of the scorer's table during the fourth quarter, and any overtime period, of such Game.

         XI.     ASSIGNMENT AND TERMINATION
                 --------------------------
                 Neither party to this Agreement may assign any of its rights or delegate any of its duties, in whole or in part, by contract or by operation of law without the prior written consent of the other party, and any purported assignment or delegation without such consent shall be null and void. Notwithstanding the preceding sentence:

                 A. The NBA may assign any of its rights or delegate any of its duties to NBAP or any of its subsidiaries or any other affiliate of the NBA, and the NBA may assign its right to receive fees hereunder, in whole or in part, to any person, firm or corporation so long as, notwithstanding any such assignment of fees, NBA is not relieved of any obligation hereunder. Upon request of the NBA, TBS will agree to pay any fees that have been assigned in accordance with the preceding sentence directly to the assignee.

                 B. TBS and the Telecasters may assign their rights or delegate their duties to any entity controlling, controlled by or under common control with TBS, provided that the Games are telecast on TNT or WTBS in accordance with the terms of this Agreement and TBS and the Telecasters are not relieved of any obligations hereunder.

         XII.    SEPARATE ENTITIES
                 -----------------
                 Nothing in this Agreement shall create or be deemed to create a joint venture, partnership, principal-agent, employer-employee or similar relationship between TBS and/or either of the Telecasters, on the one hand, and NBA, on the other hand. The parties hereto agree that each of TBS and the Telecasters shall act solely as independent contractors hereunder. No officer, employee, agent, servant or independent contractor of any party or its respective subsidiaries or affiliates shall at any time be deemed to be an employee, servant or agent of any other party for any purpose whatsoever, and the parties shall use their best efforts to prevent any such misrepresentation.

         XIII.   REQUIRED ANNOUNCEMENTS AND COPYRIGHT
                 ------------------------------------
                 A. It is understood and agreed by the parties that, for all purposes, the NBA is, and shall be, the owner of the copyright to all NBA game telecasts, including all telecasts of Games (including all pre-Game, half-time and post-Game segments), Pre-Game Shows and any other program telecasts licensed to the Telecasters by NBA (or its related entities) and to all derivatives of those game telecasts or other telecasts (together, "copyrighted telecasts"). TBS and the Telecasters hereby transfer to the NBA any and all of their respective copyright and other property right interests in all aspects of the copyrighted telecasts.

                 B. Except as expressly prohibited hereunder, the NBA has the unrestricted and unencumbered right to use and reuse, or to assign, license, sell or otherwise exploit, in whatever medium and for whatever purposes it chooses, the copyright and other property right interests in the copyrighted telecasts. Any and all proceeds derived therefrom shall be retained solely by the NBA. TBS and the Telecasters shall have no rights with respect to the copyrighted telecasts except as specifically provided in this Agreement, and no use made by TBS or either of the Telecasters of any copyrighted telecasts shall constitute a "fair use, "except as expressly provided herein or by law.

                 C. The Telecasters shall affix a copyright notice in the name of the NBA (Copyright 19______National Basketball Association), in accordance with the requirements established by applicable laws and regulations, at least once during, and at the close, of each Game telecast hereunder in such form as NBA may require. In addition, the Telecasters shall telecast an animated graphic containing the following announcement, or a substantially similar announcement, at least once during each Game telecast:

                          This program is authorized under rights granted by
                 the National Basketball Association solely for the entertainment of our audience and any publication, reproduction or other use of the pictures, descriptions or accounts of this Game without the express written consent of the National Basketball Association is prohibited.


                 D. The Telecasters shall make such recording of the Games as may be necessary to preserve the NBA's copyright therein, and, at NBA's request, execute any affidavit necessary to confirm such recording.

      XIV. RECORDING
           ---------

                 A. The Telecasters shall record each Game. As used herein, the term "record" shall mean and include any recording or recordings by tape, film, disc, digital device or any other similar or dissimilar method of recording aural and/or visual portions of television programs, whether known or hereafter developed. The Telecasters shall retain each recording for no less than one (1) year after the conclusion of the Game telecast, and longer if requested by the NBA. All recordings shall be the sole and exclusive property of the NBA. The Telecasters may use such recordings:

                          1. for use in their Game telecasts and in the
                             promotion of their telecast of any Games;


                          2. for use in perpetuity for file, reference,
                             audition, sales and publicity purposes;

                          3. to telecast excerpts of such recordings during the Term as part of a CNN, TNT or WTBS news or sports news program at such times and at such places and in such manner as the applicable Telecaster, or CNN, may reasonably elect, provided that those excerpts are telecast as part of a CNN news or sports new program within the Broadcast Area only; and

                          4. for use in delayed telecasts as authorized in this
                             Agreement.

                 B. Upon request by the NBA, and at no cost to NBA, the Telecasters will supply the NBA with a one inch (1") or one-half inch (1/2") Beta SP or D-2 videotape (or any other industry standard videotape format available to TBS), including international and announcer audio tracks, of each Game within twenty-four (24) hours of the conclusion of such Game. In addition, upon request, the Telecasters will make available to NBA, at no charge, its "ISO" reels, for duplication by NBA. NBA may utilize any such videotape for any purposes it shall determine, provided such use is not inconsistent with any express term of this Agreement.

                 C. 1. If the NBA requests, at no charge to NBA (except as provided below), each Telecaster shall act as "host broadcaster" and provide at the site of each Game it telecasts a continuous generic broadcast quality feed, with international sound and graphics, for the distribution, by the NBA and/or its designees, of any Game by any alternate technology or non-English language network in the Broadcast Area (to the extent such distribution does not compete with the telecast rights granted by the NBA hereunder) and/or by any form of international distribution.

                 2. If requested by the NBA, each Telecaster also shall provide to the NBA and/or its designees, at no charge, a "dirty" final feed (with graphics, announcers, international sound and features included on its satellite feed) of each Game it telecasts for distribution by any alternate technology in the Broadcast Area (to the extent such distribution does not compete with the telecast rights granted by the NBA hereunder) and/or by any form of international distribution. As requested, the applicable Telecaster shall provide to the NBA's international broadcasters such commentary and production equipment and transmission facilities, at "rate card" (but only to the extent that the Telecaster incurs out-of-pocket expenditures), as they may reasonably require.

                 3. Notwithstanding anything to the contrary in this Agreement, each Telecaster shall provide a continuous broadcast quality feed (with graphics, announcers, and features), from the scheduled start to the completion of each Game it telecasts, in connection with its obligations under this Paragraph XIV.C., including with respect to any Game telecast that, for any reason, must be joined in progress or is subject to a cut-in (as described in Paragraph XXII. below).

                 4. The Telecasters shall not be required under this Paragraph XIV.C. to supply equipment and personnel not reasonably available to them. If a Telecaster is required to provide additional personnel to satisfy its "host broadcaster" obligations, the NBA represents that the Telecaster shall be reimbursed for the out-of-pocket costs it incurs with respect to such personnel.

       XV. FORCE MAJEURE
           -------------
                 A. If the playing, or if the recording or live pick-up, of any Game on a telecast date is hindered or prevented, in whole or in substantial part, or if the live telecast of any Game is preempted, in whole or in substantial part, because of an act of God, inevitable accident, fire, labor dispute, riot or civil commotion, act of public enemy, governmental act, regulation or rule, failure of technical facilities or because of a day of national mourning, an emergency announcement or news bulletin, or because of any other reason beyond the control of NBA or the Telecaster of that Game or Games that is generally regarded as force majeure (other than a "Work Stoppage," as defined below) then all other obligations of the parties shall continue and when such force majeure has ceased, the Telecaster of that Game or Games may telecast, at no additional cost, a substitute Game or Games, as the case may be, on dates to be agreed upon by the parties. In the event that the parties are unable to agree on a date or dates for a substitute Game or Games, then, unless the force majeure is the result of a labor dispute at or affecting TBS or either of the Telecasters or enabled the applicable Telecaster to substitute for any Game(s) commercially sponsored programming of equal or greater value, the parties shall in good faith negotiate an equitable reduction in the fees due hereunder, an adjustment to the revenue sharing provisions set forth in Paragraph III.C., the placement of the commercial inventory from the Game or Games preempted in other TBS affiliated programming, or a substitute Game in future Seasons during the Term.

                 B. 1. In the event of a strike by the National Basketball Players Association or a lock-out of NBA players by the NBA (in either case, a "Work Stoppage") that causes the preemption of the playing, in whole or in part, of any NBA game, an other obligations of the parties shall continue (subject to Paragraph XV.B.2), including all obligations under Paragraph III above, and when such Work Stoppage has ceased, if such Work Stoppage caused the preemption, in whole or in part, of the live telecast of any Game, the parties shall in good faith confer with each other to negotiate with respect to an equitable reduction in the fees due hereunder, an adjustment to the revenue sharing provisions set forth in Paragraph III.C. above, or a comparable substitute Game for the Game not telecast.

                    2. Notwithstanding Paragraph XV.B.1 above, in the event that a Work Stoppage in any Season causes one (1) or more regular season Games not to be played, then TBS and the Telecasters shall be responsible for the two
(2) Annual Fee installment payments due under Paragraph III.B immediately following the first such Game not played (the "Work Stoppage Installments") as pre-payment for any subsequent comparable substitute Games, subject, if appropriate, to any subsequent equitable adjustment to the fees due hereunder or to the revenue-sharing provisions set forth in Paragraph III.C. that may be agreed to by the parties in accordance with Paragraph XV.B.l.


                    3. Notwithstanding Paragraph XV.B.2, TBS and the Telecasters shall be relieved of the responsibility of making the installment payment (and any subsequent installment payments) immediately following the second Work Stoppage Installment (the "Subsequent Installments") unless, prior to or within one week of the date that any such Subsequent Installment is (or was) due, the Work Stoppage has ceased, in which event TBS and the Telecasters shall be responsible for payment of that Subsequent Installment on the later of two (2) business days after the Work Stoppage has ceased or the date that the Subsequent Installment is due under Paragraph III.B.


                 XVI. REPRESENTATIONS AND WARRANTIES: INDEMNITY
                      -----------------------------------------

                          A. NBA represents and warrants that:


                                  1. It is free to enter into and fully perform
                 this Agreement and to grant the rights, licenses and privileges granted hereunder;


                                  2. It is the owner of the copyright to all
                 NBA game telecasts, including all telecasts of Games, pre-Game Shows, pre-Game segments, half-time segments and post-Game segments, and to all other telecasts licensed by NBA (or its related entities) and to all derivatives of those game telecasts or other telecasts.

                          B. NBA shall indemnify and hold harmless TBS,
                 the Telecasters, and their affiliated entities, including their respective officers, directors and employees, from and against any and an claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees and court costs) caused by, or arising out of, (i) the exercise by the Telecasters of any of the rights granted hereunder or the use of any materials or services furnished to the Telecasters pursuant hereto, and (ii) any breach by NBA of any warranty, representation or agreement of NBA hereunder; provided, however, that the Telecasters will promptly notify the NBA of any such claim or action.

                          C. TBS and the Telecasters jointly and severally
                 represent and warrant that:

                                  1. Each is free to enter into and fully
                 perform this Agreement;

                                  2. The sale of advertising time and
                 sponsorships constitutes the primary source of revenue earned by TNT and WTBS with respect to the Games and NBA related programming and will continue to constitute the primary source of revenue earned by TNT and WTBS with respect to the Games and NBA-relating programming during the Term;

                                  3. TNT and WTBS (outside of the Atlanta local
                 broadcast area) are "basic", "expanded basic" or "tier" (but not premium) cable networks, for which there are no additional or special charges to cable television systems (including STV, DBS, MDS or any similar service) and/or subscribers for receiving the Games; and

                                  4. TBS owns all of the issued and outstanding
                 shares of capital stock of Superstation Inc. and Turner Inc. There are no outstanding options or rights of any kind to acquire any interest of any nature in Superstation Inc. or Turner Inc., nor are there any obligations to issue any such options or rights. There are no existing arrangements that require or permit any voting on matters rebating to Superstation Inc. and Turner Inc. by or at the discretion of any person other than TBS.

                                  5. Superstation Inc. owns all right, title
                 and interest in and to the FCC license for, and assets used in the operation of, WTBS. Turner Inc. owns all right, title and interest in and to TNT.

                          D. TBS and the Telecasters jointly and severally shall indemnify and hold harmless the NBA, its member clubs, NBAP, each of the affiliates of the NBA and NBAP, and the governors, officers, directors and employees of each of the foregoing, from and against any and all claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees and court costs) caused by, or arising out of, (i) any breach by TBS, either of the Telecasters or any of their affiliates or subsidiaries of any warranty, representation or agreement made by or in the name of any of them hereunder, (ii) the telecast of the Games on TNT or WTBS, and (iii) the advertising for the Games or any other materials including, advertising or promotional copy, inserted in any Game telecast (but excluding advertising or promotional copy or announcements supplied to TNT or WTBS by NBA); provided, however, that NBA will promptly notify TBS of any such claims.


                          E. Termination of this Agreement shall not affect the continuing obligations of each of the parties hereto as indemnitor hereunder. Upon the written request of an indemnitee, the indemnitor will assume the defense of any claim, demand or action against such indemnitee and will, upon request of the indemnitee, allow the indemnitee to participate in the defense thereof, such participation to be at the expense of the indemnitee. Settlement by the indemnitee without the indemnitor's prior written consent shall release the indemnitor from the indemnity as to the claim, demand or action so settled.

      XVII. GOVERNING LAW
            -------------

                 This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.


     XVIII. MISCELLANEOUS
            -------------

                 A. No waiver by either party hereto of any breach of this Agreement by the other shall be valid unless contained in a writing signed by an authorized signatory of the waiving party which, in the case of the NBA, shall be limited to the NBA Commissioner and Deputy Commissioner, and, in the case of TBS and the Telecasters, shall be limited to the Executive Vice President of TBS. A waiver by either party of any breach of the terms and conditions of this Agreement shall not be deemed a waiver of any preceding or succeeding breach thereof.


                 B. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter thereof, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof. This Agreement shall not be modified other than in writing, signed by each of the parties hereto. If any term or provision (or part of any provision) of this Agreement as applied to either party or to any circumstance shall be adjudged by a court to be void or unenforceable, this Agreement shall be construed and enforced as if such void or unenforceable term or provision (or part thereof) was not contained herein.


     XIX. NOTICE
          ------

                 An notices hereunder shall be in writing and shall be by personal delivery, facsimile transmission or by registered or certified mail, at the respective addresses of the parties set forth below, or such other address or addresses as may be designated by either party: to the NBA: National Basketball Association, 645 Fifth Avenue, New York, New York 10022, facsimile No. (212) 888-7931,
Attention: Commissioner, with copies to the Deputy Commissioner and to the Office of the General Counsel; to TBS or either of the Telecasters: Turner Broadcasting System, Inc., One CNN Center, Box 10366, Atlanta, Georgia 30348-5366, facsimile No. (404) 827-1339, Attention: President, Turner Sports, with a copy to the Office of the General Counsel. Such notice shall be deemed to have been given upon being sent, if by facsimile (with confirmation of receipt), or upon delivery to the other party, if by personal delivery or by registered or certified mail.


     XX. FEDERAL COMMUNICATIONS COMMISSION
         ---------------------------------

                 To the extent applicable, the NBA shall conform to the requirements of Section 507 of the Federal Communications Act ("Section 507") concerning broadcast matter and disclosures required thereunder, insofar as that Section applies to persons furnishing program material for television broadcasting. The NBA shall submit to the Telecasters in writing such reports as the Telecasters may in conformity with such requirements reasonably request from time to time upon forms provided by the Telecasters. The NBA warrants and represents that no Game or related activity includes or shall include any matter for which any money, service or other valuable consideration is directly or indirectly paid, or promised to, or charged or accepted by the NBA. If applicable, the NBA shall exercise reasonable diligence to inform its employees, and other persons with whom the NBA deals directly in connection with the Games and related activities, of the requirements of Section 507; provided, however, that no act of any such employee or of any independent contractor connected with any of the Games or related activities shall constitute a breach of the provisions of this paragraph unless the NBA has actual notice thereof. As used in this paragraph, the term "service or other valuable consideration" shall not include any service or property furnished by a sponsor or without charge or at a nominal charge for use in or in connection with the Games or related activities "unless it is so furnished in consideration for an identification in a broadcast of any person, product, service, trademark or brand name beyond an identification which is reasonably related to the use of such service or property on the broadcast", as such terms are used in Section
507. No inadvertent failure by the NBA to comply with this paragraph shall be deemed a breach of this Agreement.


     XXI. TICKETS
          -------

                 NBA agrees to provide TBS, upon request, with ten (10) tickets, "best available" seats, for each Game. In addition, if requested by TBS, on a "best efforts" basis, NBA agrees to attempt to provide TBS with up to four (4) additional tickets for "best remaining" seats for each Game.


     XXII. CUT-INS
           -------

                 A Telecaster may, in accordance with the terms of this Paragraph, join (i.e., "cut-in") any local NBA over-the-air or cable telecast of an NBA game during its simultaneous NBA coverage on TNT or WTBS of a Game.


                 A. There shall be no more than three (3) cut-ins from any game (or from any part thereof). Such cut-ins may be taken by the Telecaster, at its discretion, in accordance with the following:

                 1. Two (2) cut-ins may be taken prior to the final six minutes of play in the fourth quarter of a game for up to three (3) minutes ("real" time, not "game clock" time, not including the duration of "full" time-outs); and

                          2. Either:

                                  (a) One (1) cut-in may be taken during the
                 fourth quarter of a game, but prior to the start of the last
                 (2) minutes of the quarter, for up to three (3) minutes ("real" time, not "game clock" time, not including the duration of "full" time-outs); or

                                  (b) One (1) cut-in may be taken with two (2)
                 minutes or less remaining in a game, for the duration of the game (including overtime).

                      3. The Telecaster shall give (a) at least one (1) oral "courtesy" to the announcers of the game during each "cut-in"; (b) at least one
(1) visual "courtesy" every three (3) minutes of the "cut-in"; and (c) one (1) visual "courtesy" during the closing sequence of telecast of the game.

                 B. The Telecasters shall not assign, transfer or otherwise convey the right to cut-in to any other party and any attempted assignment, transfer or conveyance shall be void.


     XXIII. FIRST NEGOTIATION AND FIRST REFUSAL
            -----------------------------------

                 A.l. If the NBA has not first exercised its rights under Paragraph XXIII.A.2. below and TBS and the Telecasters desire to extend this Agreement beyond the 1997-98 Season, then TBS and the Telecasters shall notify the NBA to such effect on or before September 15, 1997 and the NBA shall negotiate exclusively and in good faith for a period of thirty (30) days, commencing no later than October 1, 1997, with respect to such extension (such thirty (30) day period being referred to as the "Exclusive Negotiating Period).

                 A.2. If TBS and the Telecasters have not first exercised their rights under Paragraph XXIII.A.1. above and the NBA desires to exercise, or grant any third party the right to exercise, the cablecast rights granted to TBS and the Telecasters hereunder with respect to the

Season following the 1997-98 Season, then the NBA shall notify TBS and the Telecasters in writing, except that the NBA shall not give such notice prior to March 1, 1997. If TBS and the Telecasters desire to extend this Agreement beyond the 1997-98 Season, then they shall notify the NBA within ten (10) days of receipt of the NBA's notice, and they and the NBA shall then enter into an Exclusive Negotiating Period commencing five (5) days following receipt by NBA of such extension notice. If TBS and the Telecasters do not give such extension notice during such ten (10) day period, they shall have no further rights with respect to any period after the term.

                 A.3. Notwithstanding Paragraphs XXIII.A.1. and 2. above (and without limiting the NBA's rights during an Exclusive Negotiating Period), nothing in this Agreement shall require the NBA to grant (or offer to grant) the right to telecast NBA games on both WTBS and TNT.

                 B. If the parties fail to reach agreement by the end of the Exclusive Negotiating Period, the NBA shall give a notice stating the terms and conditions upon which it is then willing to extend this Agreement to TBS and the Telecasters (or whichever of them it wishes to contract with) (the recipients of the notice being the "Offerees"). Such notice shall contain an offer in writing (herein called the "Offer") to contract on such terms and conditions. The Offerees shall have a period of seven (7) business days in which to accept the Offer. If the Offerees do not accept the Offer and the NBA desires to enter into an agreement with a national cable network with respect to the telecast of NBA games, the NBA may do so, but in no instance on terms and conditions less favorable to the NBA than those contained in the Offer without in each such instance notifying the Offerees of such less favorable terms and conditions. Each such notice shall contain an offer in writing (herein called a "Revised Offer") to contract with the Offerees on such terms. The Offerees shall have four (4) business days in which to accept such Revised Offer. If the Offerees do not accept a Revised Offer, the NBA may enter into an agreement with a national cable network with respect to the telecast of NBA games if the terms and conditions are no less favorable to the NBA than those contained in the Revised Offer.

     XXIV. PERFORMANCE BY TELECASTERS AND AFFILIATES
           -----------------------------------------

                 Without limiting the obligations of any party under this Agreement, TBS shall cause each of the Telecasters, and TBS and the Telecasters shall cause their respective affiliates, subsidiaries and divisions including, but not limited to, WTBS and TNT), to comply with and perform all terms and obligations of this Agreement applicable to (or in the name of) each of them.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


                                           TURNER BROADCASTING SYSTEM, INC.


                                           By /s/ Terence McGuirk
                                              -----------------------------

                                           SUPERSTATION, INC.



                                           By /s/ Terence McGuirk
                                              -----------------------------



                                           TURNER NETWORK TELEVISION, INC.



                                           By /s/ Terence McGuirk
                                              -----------------------------



                                           NATIONAL BASKETBALL ASSOCIATION



                                           By /s/ David J. Stern
                                              -----------------------------